Registration Statement No- 333________

                 SECURITIES AND EXCHANGE COMMISSION


                             FORM S-8


      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                 WILLIAMS INDUSTRIES, INCORPORATED
       ------------------------------------------------------
       (Exact name of registrant as specified in its charter)


                Virginia                     54-0899518
    -------------------------------     ---------------------
    (State or other jurisdiction of       (I.R.S. Employer
     incorporation or organization)    Identification Number)


         8624 J. D. Reading Drive, Manassas, Virginia 20109
        ---------------------------------------------------
        (Address of Principal Executive Offices) (Zip Code)


   Williams Industries, Incorporated 1996 Long-term Incentive Plan
   ---------------------------------------------------------------
                     (Full title of the Plan)


                            Mark E. Borton
                 104 Shore Drive, Longwood, FL 32779
                ---------------------------------------
                (Name and address of agent for service)


                           (407) 786-0497
    -------------------------------------------------------------
    (Telephone number, including area code, of agent for service)


                   CALCULATION OF REGISTRATION FEE
                   -------------------------------
  Common Stock     200,000 shares      $3.89*     $778,000      $62.94
 --------------   ----------------   ----------  ----------  -------------
    Title of        Amount to be      Proposed    Proposed    Amount of
   Securities        Registered        Maximum    Maximum    Registration
                                      Offering   Aggregate       Fee**
                                       Price      Offering
                                      Per Share     Price

*Pursuant to Rule 457(h)(1), which provides that the fee is to be calculated according to Rule 457(c), both Rules promulgated under the Securities Act of 1933, this is the average between the high and low sales prices reported on the NASDAQ National Market System on May 23, 2003.

**Calculated on the basis of $80.90 per $1 million of the Proposed Aggregate Offering Price, pursuant to Commission Release No. 33-8095.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


Part I - Information Required in the Section 10(a) Prospectus


The information requirements of "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" will be sent or given to Plan participants as set forth in those Items.


Part II - Information Required in the Registration Statement


Item 3. Incorporation of Documents by Reference

        The following documents are incorporated into this registration statement by reference thereto:

1. Annual Report on Form 10-K for fiscal year ended July 31, 2002

2. Quarterly Reports on Form 10-Q filed November 26, 2002 and March 11, 2003

3. Current Reports on Form 8-K filed January 30, 2003 and April 29, 2003

        All of above filed under File No.000-08190

4.Description of Common Stock contained in registrant's Form 10 Registration

Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934

File No. 0-8190


Item 4. Description of Securities

Not applicable - Covered in Item 3.4 above.


Item 5. Interests of Named Experts and Counsel

Mark E. Borton, who has rendered his opinion as to certain legal matters concerning the shares being registered hereby, is paid a periodic retainer by the registrant to serve as its special securities counsel.


Item 6. Indemnification of Officers, Directors and Controlling Persons

The Company's by-laws provide that the Company shall indemnify against any loss or liability, including without limitation court costs and attorneys' fees, to the full extent permitted by law, any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he or she, his/her testator or intestate is or was a director of the Company or any predecessor of the Company, or serves or served any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor of the Company; provided, however, that the foregoing indemnification shall not apply to willful misconduct or to knowing violation of a criminal law. The indemnification provided applies to actions or proceedings brought by any party, including the Company or its shareholders.

Sections 13.1-696 through 13.1-704 of the Virginia Code provide indemnification rights to officers and directors similar to those provided by the Company's by-laws, and make clear that indemnification may be provided against all liabilities and reasonable expenses incurred by an indemnified party who acted in good faith and believed he had acted in his official capacity with the corporation in its best interests or, if the action was not in his official capacity, in a manner not opposed to the Company's best interests. Criminal liabilities may be indemnified if the indemnified party had no reasonable cause to believe his conduct was unlawful. The Code also provides that shareholders may authorize the Company to furnish any other or further indemnity except against gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 7. Exemption from Registration Claimed

Not applicable - No restricted securities are to be reoffered or resold pursuant to this registration statement.


Item 8. Exhibits

        Exhibit 5.     Opinion of Counsel

        Exhibit 23(a). Consent of Counsel (Included in Exhibit 5)

        Exhibit 23(b). Consent of Independent Accountants


Item 9. Undertakings

The undersigned registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered without charge upon the written or oral request of any person to whom the prospectus is sent or given, any of the documents incorporated by reference in this Registration Statement.



SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Prince William, State of Virginia, on May 23, 2003.


Williams Industries, Incorporated


by \S\Frank E. Williams, III
   ---------------------------------
   Frank E. Williams, III, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                  Capacity                            Date
-------------------------  --------------------------------   -------------
\S\Frank E. Williams, III  President, Chairman of the Board   May 23, 2003
-------------------------      Chief Financial Officer
Frank E. Williams, III


\S\Frank E. Williams, Jr.  Director                           May 23, 2003
-------------------------
Frank E. Williams, Jr,


\S\R.Bently Offutt         Director                           May 23, 2003
-------------------------
R.Bentley Offutt


\S\Stephen N. Ashman       Director                           May 23, 2003
-------------------------
Stephen N. Ashman


\S\William J. Sim          Director                           May 23, 2003
-------------------------
William J. Sim


\S\Thomas C. Mitchell      Director                           May 23, 2003
-------------------------
Thomas C. Mitchell


\S\Christ H. Manos         Controller, Treasurer              May 23, 2003
-------------------------
Christ H. Manos



WILLIAMS INDUSTRIES, INCORPORATED

1996 LONG-TERM INCENTIVE PLAN



Pursuant to the requirements of the Securities Act of 1933, the members of the Registrant's Compensation Committee who administer the Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Prince William, State of Virginia, on May 23, 2003.


Williams Industries, Incorporated 1996 Long-term Incentive Plan by  /S/R. Bentley Offutt
    -------------------------
    R. Bentley Offutt